SCHEDULE 14C
                                (Rule 14c-101)
                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                           SCHEDULE 14C INFORMATION
       Information Statement Pursuant to Section 14(c) of the Securities
                             Exchange Act of 1934

[ ]  Preliminary information statement           [ ]  Confidential, for  use of
                                                      the Commission only
                                                      (as permitted by
                                                      Rule 14c-5(d)(2))
[X]  Definitive information statement

                         TIFF INVESTMENT PROGRAM, INC.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
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       pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]     Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration
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




                         TIFF INVESTMENT PROGRAM, INC.

                             TIFF MULTI-ASSET FUND


                     590 Peter Jefferson Parkway, Suite 250
                        Charlottesville, Virginia 22911


                             INFORMATION STATEMENT


WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


     This information statement is being furnished to all persons owning shares ("members") of TIFF Multi-Asset Fund (the "fund"), a series of the TIFF Investment Program, Inc. ("TIP"), to provide the members with information regarding the fund's recent money manager changes. As discussed in more detail below, at a board meeting held on June 9, 2003, TIP's board of directors (the "board") unanimously approved the termination of the money manager agreement between the fund and Oechsle International Advisors, LLC ("Oechsle"). Additionally, at that meeting, the board unanimously approved a money manager agreement between the fund and Marathon Asset Management, Ltd. ("Marathon") and a money manager agreement between the fund and K.G. Redding & Associates, LLC ("Redding"). Marathon and Redding began managing assets for the fund on June 11 and June 19 of 2003, respectively.

     TIP was not required to obtain the approval of the fund's members before entering into each of the Marathon and Redding agreements because TIP has obtained an exemptive order (the "order") from the Securities and Exchange Commission (the "SEC") exempting TIP from certain provisions of the Investment Company Act of 1940, as amended (the "1940 Act") and the regulations thereunder that would otherwise mandate such approval. The order permits TIP to enter into new agreements or amend existing agreements with money managers without obtaining member approval, but the exemption does not apply to the advisory agreement with TIP's investment advisor, TIFF Advisory Services, Inc. ("TAS"), formerly known as Foundation Advisers, Inc., or any amendments to such agreement. This information statement is being provided to all members of the fund as required by one of the conditions of such order.

     The board expects to mail this information statement to the members of the fund on or about August 8, 2003.

FUND INFORMATION

     As of July 11, 2003, the Multi-Asset Fund had outstanding 25,739,903.243 shares of common stock representing a total net asset value of $305,207,845.74, each dollar of net asset value being entitled to one vote.

     As of July 11, 2003, the following members owned of record or beneficially 5% or more of the shares of common stock of the fund:

NAME AND ADDRESS                                   AMOUNT AND NATURE                      PERCENT
OF BENEFICIAL OWNER                                OF BENEFICIAL OWNERSHIP                OF FUND
William Caspar Graustein Memorial Fund             3,665,500.157 shares                   14.22%
One Hamden Center
2319 Whitney Avenue
Hamden, CT 06518

Carnegie Hero Fund Commission                      2,302,546.876 shares                   8.93%
425 Sixth Avenue, Suite 1640
Pittsburgh, PA  15219

The Greater New Orleans Foundation                 2,267,137.679 shares                   8.79%
1055 St. Charles Avenue, Suite 100
New Orleans, LA 70130

Robert College Foundation                          1,552,109.002 shares                   6.02%
276 Fifth Avenue, Suite 905
New York, NY 10001

Shadyside Hospital Foundation                      1,399,453.815 shares                   5.43%
532 South Aiken Avenue, Suite 302
Pittsburgh, PA  15232

     TIP's annual report, including audited financial statements for the fiscal year ended December 31, 2002, was sent to shareholders on February 28, 2003. The fund will furnish, without charge, a copy of TIP's annual report for the period ended December 31, 2002 to any member upon request. To request a copy, please write to TIP at 590 Peter Jefferson Parkway, Suite 250, Charlottesville, VA 22911 or call TIP at 434-817-8200.

     TAS, 590 Peter Jefferson Parkway, Suite 250, Charlottesville, VA 22911, serves as the fund's investment advisor. TAS is a taxable organization operated on a not-for-profit basis and was formed by The Investment Fund for Foundations to facilitate investment by 501(c)(3) organizations in stocks, securities, and other assets. TAS is a registered investment advisor and serves as the advisor to TIP.

     Investors Capital Services, Inc., 33 Maiden Lane, 4th Floor, New York, NY 10038, serves as the fund's administrator. Quasar Distributors, LLC, 615 East Michigan Street, Milwaukee, WI, 53202, serves as the fund's distributor.

BACKGROUND

     Since the fund commenced operations, TAS has served as its investment advisor pursuant to an investment advisory agreement. The investment advisory agreement provides, among other things, that TAS is responsible for identifying qualified money managers, negotiating the terms of the money manager agreements, and monitoring the activities and performance of the money managers.

     In accordance with the provisions of the investment advisory agreement, in January of 2000, TAS recommended the selection of Oechsle to manage a portion of the fund's assets. The board approved the money manager agreement with Oechsle, and after the initial period of two years, the agreement was approved for an additional period of one year by the board, including a majority of the directors who are not "interested persons" of the fund (as defined in the 1940
Act) (the "independent directors").

     At the board meeting held on June 9, 2003, TAS proposed that the board terminate the money manager agreement with Oechsle. Additionally, TAS proposed to add Marathon and Redding as new money managers to the fund. The board, including a majority of the independent directors, unanimously approved both proposals. Both the Marathon agreement and the Redding agreement have been fully executed on behalf of TIP for the accounts of the fund. Marathon and Redding began managing assets for the fund on June 11 and June 19 of 2003, respectively. The terms of each of the Marathon and Redding money manager agreements are discussed more fully below.

MARATHON MONEY MANAGER AGREEMENT

     BASIC TERMS. The Marathon agreement provides that the manager is required to manage the portion of the fund's assets allocated to the manager by TAS (the "portfolio"), subject to the supervision and stated direction of TAS, and ultimately TIP's board, in accordance with the fund's investment objective and policies; make investment decisions for the portfolio; and place orders to purchase and sell securities on behalf of the fund. Marathon's discretion to purchase and sell securities for the portfolio is further subject to written guidelines developed by TAS.

     The Marathon agreement has an initial term of two years and provides that it will thereafter continue in effect from year to year only if such continuation is specifically approved at least annually by (a) either (i) a vote of a majority of the board or (ii) a vote of a majority of the outstanding voting securities of the fund and (b) a vote of a majority of the fund's independent directors. The Marathon agreement provides that it may be terminated by the fund, by the board, by a vote of a majority of the outstanding voting securities of the fund, or by the money manager, in each case at any time upon 30 days' written notice to the other party. In addition, the Marathon agreement provides for its automatic termination in the event of its assignment.

     The Marathon agreement provides that the money manager is not liable to the fund for any error of judgment but shall be liable to the fund for any loss resulting from willful misfeasance, bad faith, or gross negligence by the manager in providing services under the agreement or from reckless disregard by the manager of its obligations and duties under the agreement.

     MONEY MANAGEMENT FEE. For the services performed and the facilities and personnel provided, Marathon is compensated on the basis of a performance-based fee arrangement. These arrangements specify a base fee ("floor"), expressed as a percentage of net assets, a maximum fee ("cap"), and a fee formula that embodies the concept of a "fulcrum" fee, i.e., a fee midway between the minimum and the maximum. Actual fees paid to the money manager are proportionately related to performance above or below the fulcrum point. The formula is designed to augment the fee if the excess return of the manager's portfolio (i.e., its actual gross return less the total return of the portfolio's benchmark) exceeds a specified level and to reduce the fee if the portfolio's excess return falls below this level.

        Floor:          15 basis points
        Cap:            160 basis points
        Fulcrum:        88 basis points

     (The portfolio must earn 424 basis points over the return of the MSCI All Country World Free Index in order for the manager to receive the fulcrum fee.)

INFORMATION REGARDING MARATHON

     Marathon is a money management organization that has managed discretionary assets for over 17 years and is registered as an investment advisor with the SEC. Marathon takes a qualitative approach to bottom-up stock selection. Marathon focuses on variables under the control of companies rather than on the economic environment. At the industry level, Marathon monitors the competitive environment, focusing on those industries marked by consolidation and a declining number of competitors. At the company level, Marathon performs fundamental research to evaluate specific strategies within the industry. At the country level, priority is given to monetary conditions rather than economic growth.

     The principals and officers of Marathon and their principal occupations are set forth in the table below. The principal business address of each director and principal executive officer, as it relates to his or her duties at Marathon, is Marathon Asset Management Ltd., Orion House, 5 Upper St. Martin's Lane, London, England WC2H 9EA.

NAME                                     POSITION
William J. Arah                          Director
David C. Brown                           Chief Operating Officer
Simon P. Davies                          Compliance Officer
Jeremy J. Hosking                        Director
Neil M. Ostrer                           Director

REDDING MONEY MANAGER AGREEMENT

     BASIC TERMS. The Redding agreement provides that Redding is required to manage the portfolio, subject to the supervision and stated direction of TAS, and ultimately TIP's board of directors, in accordance with the fund's investment objective and policies; make investment decisions for the fund; and place orders to purchase and sell securities on behalf of the fund. Redding's discretion to purchase and sell securities for the portfolio is further subject to written guidelines developed by TAS.

     The Redding agreement has an initial term of two years and provides that it will thereafter continue in effect from year to year only if such continuation is specifically approved at least annually by (a) either (i) a vote of a majority of the board of directors of TIP or (ii) a vote of a majority of the outstanding voting securities of the fund and (b) a vote of a majority of the fund's independent directors. The Redding agreement provides that it may be terminated by the fund, by TIP's board of directors, by a vote of a majority of the outstanding voting securities of the fund, or by Redding, in each case at any time upon 30 days' written notice to the other party. In addition, the Redding agreement provides for its automatic termination in the event of assignment.

     The Redding agreement also provides that the fund will indemnify and hold Redding harmless against all damages, costs and expenses, including reasonable attorney's fees, incurred by Redding in the course of any threatened or actual litigation, arbitrations or administrative proceedings brought by a shareholder, beneficiary, governmental agency, or any other person pertaining to the managed assets or otherwise relating to the Redding agreement. However, the agreement provides that the fund shall not be liable in any such case to the extent that, in the final judgment of a court of competent jurisdiction, it is adjudicated that (i) Redding's action or omission was not prudent or otherwise violated the provisions of the agreement or applicable law or (ii) Redding's action or omission constituted willful misfeasance, bad faith, or gross negligence with respect to, or reckless disregard of, Redding's obligations and duties under the agreement.

     MONEY MANAGEMENT FEE. As compensation for the services performed and the facilities and personnel provided by Redding pursuant to the Redding agreement, the fund will pay Redding a fee calculated at an annual rate based on the portfolio's average daily net assets according to the following schedule:

            0.75% on the first $30 million of its assets;
            0.50% on amounts above $30 million.

INFORMATION REGARDING REDDING

     Redding will provide professional real estate securities investment management to the fund and will manage the assets of the fund TIP allocates to it. Redding is a Chicago-based money management organization that has managed discretionary accounts and mutual funds for over 12 years. Redding employs a concentrated, long only, high alpha strategy combining the most attractively priced "core" real estate securities with a mix of fundamentally solid but under-followed, out-of-favor, or out-of-cycle real estate investment trusts ("REITs") that trade at significant discounts to underlying net asset value. Redding's return objective is to generate an annual alpha of at least 400 basis points over an appropriate REIT benchmark.

     The directors and officers of Redding and their principal occupations are set forth in the table below. The principal business address of each director and principal executive officer, as it relates to his or her duties at Redding, is K.G. Redding & Associates, LLC, 744 N. Wells Street, Chicago, IL 60610.

NAME                                     POSITION
Jason S. Baine                           Principal
M. Katherine D'Esposito                  Chief Financial Officer and Compliance Officer
Missy D. Lavender                        Principal
Kim G. Redding                           President and Chief Executive Officer
Nicholas D. Tannura                      Principal

EVALUATION AND ACTION BY TIP DIRECTORS

     At a board meeting held on June 9, 2003, the directors of TIP considered information with respect to each of the Marathon and Redding agreements and were asked to determine whether each of these arrangements was in the best interests of the fund and its members. Specifically, the directors received information concerning each proposed fee arrangement and each proposed money manager's ability to perform its responsibilities with respect to the fund. Additionally, the directors received information regarding each money manager's key personnel and a description of each money manager's primary investment strategies with respect to the fund. The directors considered each money manager's track record serving the investment community, stock selection approach, and administrative capabilities. The directors also considered the long-standing positive working relationship the board and TAS had with Marathon on another TIP mutual fund. In evaluating the proposed fee schedules of each of the money managers, the board considered that the fees were competitive in relation to those of alternative investment managers.

     Based upon its review, the board concluded that each of the Marathon and Redding agreements were reasonable, fair, and in the best interests of the fund and its members, and additionally, that the fees provided in each agreement were fair and reasonable. In the board's view, retaining both Marathon and Redding to serve as money managers of the fund, under the terms of their respective agreements, is desirable and in the best interests of the fund and its members. Accordingly, after consideration of all factors as it deemed relevant, the board including a majority of the independent directors, approved the Marathon and Redding agreements.